EXHIBIT 99.12
EXHIBIT (d)(3)

March 24, 2005

D&K Healthcare Resources Inc.
8235 Forsyth Boulevard
St. Louis, MO 63105

     RE: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration of a possible transaction between McKESSON CORPORATION (“McKesson”) and D&K HEALTHCARE RESOURCES INC. (the “Company”), McKesson has requested information concerning the Company. As a condition to McKesson being furnished such information, McKesson agrees to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and whether documentary, computerized or oral) which is furnished by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement (the “Agreement”) and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” does not include information which (i) is already in McKesson’s possession, provided that such information is not known or should not reasonably have been known by such McKesson to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by McKesson or its directors, officers, employees, agents, or advisors (collectively “Representatives”) in violation hereof, or (iii) becomes available to McKesson on a nonconfidential basis from a source other than the Company or its Representatives, provided that such source is not known or should not reasonably have been known by McKesson to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party, or (iv) is independently developed by McKesson without violating any of its obligations hereunder.

McKesson hereby agrees that the Evaluation Material furnished by or on behalf of the Company shall be used solely for the purpose of evaluating a possible transaction between McKesson and the Company (a “Transaction”), and that, except as required by applicable law, such information shall be kept confidential by McKesson and its Representatives; provided, however, that (i) any of such information may be disclosed only to the Representatives of McKesson who need to know such information for the purpose of evaluating any such possible Transaction (it being understood that such Representatives shall be informed by McKesson of the confidential nature of such information, shall agree to treat such information confidentially and McKesson shall be responsible for any breach of this Agreement by any of its Representatives), and (ii) any disclosure of such information may be made to which the Company consents in writing.

McKesson acknowledges and agrees that any unauthorized disclosure or misuse of the Evaluation Material or other non-compliance with the terms of this Agreement by McKesson could cause material irreparable damage to the Company, and that in addition to all other remedies which the Company may have, it shall be entitled to seek specific performance and injunctive or other equitable relief without the need to post a bond or other security. No delay or failure in exercising any right hereunder shall be

D&K Healthcare Resources Inc.

construed to be a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder or otherwise legally available.

Each party hereby acknowledges that it is aware, and that it will advise such Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, without the prior written consent of the other party, except as required by applicable law, neither party will, and will cause such Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning the Transaction between McKesson and the Company or any of the terms, conditions or other facts with respect to any such Transaction, including the status thereof.

In the event that McKesson or any of its Representatives receives a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body, McKesson agrees to (i) promptly notify the Company of the existence, terms and circumstances surrounding such a request so that it may seek an appropriate protective order and/or waive McKesson’s compliance with the provisions of this Agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request) and (ii) if disclosure of such information is required in the opinion of McKesson’s counsel, disclose only such information it believes is legally required and exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the disclosed information, to the extent such assurances can be obtained.

Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of McKesson’s investigation, it is agreed that neither the Company nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. It is agreed that neither the Company nor its Representatives shall have any liability to McKesson or any of its Representatives resulting from the use or content of the Evaluation Material except as may be included in any definitive agreement with respect to a Transaction.

If either party determines not to proceed with a Transaction, such party will promptly inform the other party. Each party acknowledges and agrees that neither of us has made any decision to pursue any Transaction and each party shall have the right in its sole discretion, without giving any reason therefor, at any time to terminate discussions with the other party concerning a possible Transaction, or to elect not to pursue any such Transaction. McKesson agrees, and agrees to cause its respective Representatives, as promptly as practicable following a request from the Company, to redeliver to the Company or destroy all written Evaluation Material and will not retain any copies, extracts or other reproductions in whole or in part of such written material. Upon request from the Company, all documents, memoranda, analyses, studies, summaries, data, notes and other writings whatsoever prepared by McKesson or its Representatives based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the foregoing, however, for record keeping and compliance purposes only, legal counsel for McKesson may retain one copy of Evaluation Material received from the Company in its files.

D&K Healthcare Resources Inc.

This Agreement shall remain in effect until the earlier of (i) two years from the date hereof and (ii) consummation of a Transaction.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. If any provision of this Agreement shall be held invalid, the remaining provisions shall not be so affected. In addition, if any amendment to any restriction would be necessary in order to ensure its validity, such restriction shall apply with such amendment or modification as may be necessary to make it valid and effective.

This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, relating to the subject matter hereof. No modifications of this Agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by both of the parties hereto.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

McKESSON CORPORATION

By:	/s/ Ivan D. Meyerson

Name:	Ivan D. Meyerson
Title:	Executive Vice President, General Counsel and Secretary

Accepted and Agreed, this ___day of
___2005

D&K HEALTHCARE RESOURCES INC.

By:	/s/ Marten D. Wilson

Name:	Marten D. Wilson
Title:	President and Chief Operating Officer

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